EXHIBIT 10.1

December 14, 2011

Carlos Rodriguez
29 Colts Glen Lane
Basking Ridge, NJ 07920

Dear Carlos:

This letter agreement outlines our understandings concerning your position as the President and Chief Executive Officer of Automatic Data Processing, Inc. (“ADP”).

ADP and you agree as follows:

1.           Employment and Term.

a.           You shall be employed by ADP as its President and Chief Executive Officer reporting to the Board of Directors of ADP (the “Board”) for a period of three years from November 8, 2011, and any continuation of your employment beyond such date will be subject to the approval of the Board.   Any removal of the term “President” from your title after the date hereof shall not be deemed to be any way a diminution of your position, duties, responsibilities or authority.

b.           You shall devote your full business time, energy and skill, on an exclusive basis, to the business and affairs of ADP and will use your business time, energy and skill to promote the business and interests of ADP and any and all of the ADP divisions, subsidiaries and affiliates.   Notwithstanding the foregoing, you may serve upon the board of directors (or its equivalent) of other public or private organizations, with the prior approval of the Board.

c.           As a condition of your employment, you agree to abide by and be bound by the terms, conditions and provisions of the restrictive covenants set forth on Exhibit A attached hereto, which terms, conditions and provisions are incorporated by reference into this letter agreement.  This obligation survives the term of this letter agreement.

2.           Compensation and Benefits.

a.           ADP shall pay you a salary of no less than $800,000 per annum, which will be considered annually for adjustment by the Compensation Committee of the Board (the “Compensation Committee”).  Your salary will be paid on a monthly basis.

b.           Your target bonus for each fiscal year (i.e., July 1 to June 30) shall be 160% of your salary.   In FY’12, your target bonus will be $1,280,000, which shall not be prorated.   Your actual FY’12 bonus shall be based upon your performance against the performance objectives set by the Compensation Committee in September 2011.  Your bonus for future fiscal years shall be determined by your performance against the performance objectives pre-established by the Compensation Committee for each such fiscal year.

c.           You shall continue to participate in all of ADP’s pension, 401(k), medical and health, life, accident, disability and other insurance programs, equity plans, the Automatic Data Processing, Inc. Supplemental Officers Retirement Plan, ADP’s Executive Fleet Program, ADP’s Matching Gift Program, and other compensation and benefits plans and arrangements that are generally available to other ADP executives in accordance with their terms as in effect from time to time.   Subject to applicable law, your participation in any or all such plans and arrangements may be modified or eliminated from time to time in the sole discretion of the Compensation Committee, without the requisite payment of any compensation.

3.           Stock Options.

At the next regularly scheduled meeting of the Compensation Committee in January 2012, you shall receive a stock option grant of 40,000 shares as previously determined by the Compensation Committee, plus an additional special stock option grant of 150,000 shares.  If the grants, along with the restrictive covenants associated with such grants, are accepted, such options will vest ratably in 25% increments on each of the first four anniversaries of the grant date, and otherwise in accordance with the terms of the grants.

       4.      Termination and Severance Payments.

If your employment with ADP is terminated, you will receive the following compensation:

a.           If you are discharged for cause, ADP’s obligation to make payments to you shall cease on the date of such discharge.  As used herein, the term “for cause” shall cover circumstances where ADP elects to terminate your employment because you have (i) been convicted of or pled nolo contendere to a criminal act for which the punishment under applicable law may be imprisonment for more than one year, (ii) willfully or recklessly failed or refused to perform your material obligations as President and Chief Executive Officer, (iii) committed any act or omission of gross negligence in the performance of your material duties hereunder, (iv) committed any act of willful or reckless misconduct, (v) violated your restrictive covenants, or (vi) violated either ADP’s “Code of Business Conduct and Ethics”, or ADP’s “Code of Ethics for Principal Executive Officer and Senior Financial Officers”, as each may be updated from time to time and which can be found at www.adp.com under “About ADP”.

b.           If you become permanently and seriously disabled as defined under ADP’s long term disability plan then in effect, so that you are absent from your office due to such disability and otherwise unable substantially to perform your services hereunder, ADP may terminate your employment, and ADP’s obligation to make payments to you (beyond previously accrued and unpaid amounts) shall cease on the date of such termination.

c.           If your death occurs while you are actively employed by ADP, ADP’s obligation to make payments to you (beyond previously accrued and unpaid amounts) shall cease on the date of your death.

d.           If you elect to resign from ADP, ADP’s obligation to make payments to you (beyond previously accrued and unpaid amounts) shall cease on the date your employment ends.

e.           If during your employment with ADP, ADP terminates your employment for any reason other than “for cause” as described in paragraph 4(a) or for a disability as set forth in paragraph 4(b) or upon your death as set forth in paragraph 4(c) or you elect to resign as set forth in paragraph 4(d), and you execute and do not revoke a Release, you will be paid an amount (in addition to any previously accrued but unpaid amounts) equal to 2.6 times your annual salary for the fiscal year of termination, payable in monthly installments over 12 months.   You will separately receive the bonus for the fiscal year of termination that you would have otherwise have received if your employment had not been terminated, based upon your (and to the extent applicable, ADP’s) actual full-year performance (as determined by the Compensation Committee), prorated to reflect the portion of the fiscal year worked through the date of termination. Further, such amount will be paid in the following fiscal year at the same time that bonuses would have otherwise been paid in the ordinary course, absent termination of employment.

f.           You will continue to participate in the Change in Control Severance Plan for Corporate Officers (the “CIC Plan”). In the event of a “change in control” of ADP and a subsequent “qualifying termination” occurs (as such terms are defined in the CIC Plan), you will be entitled to the greater of the benefits and payments under the CIC Plan and this letter agreement.  Further, for the purposes of the application of the “severance benefit” described in Section 1.1 of the CIC Plan, you will be entitled to an amount equal to 200% of “current total annual compensation” (as defined in the CIC plan) under the circumstances of clause 1.1(a)(i) thereof and 150% of current total annual compensation under the circumstances of clause 1.1(a)(ii) thereof.

5.            Section 409A.

        (a)        For purposes of this letter agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time.   The parties intend that any amounts payable hereunder that are not otherwise exempt from the provisions of Section 409A (including pursuant to the “short term deferral” exception) and which could constitute “deferred compensation” within the meaning of Section 409A will be compliant with Section 409A.

        (b)        Notwithstanding anything in this letter agreement to the contrary, if and to the extent required by Section 409A, in the event you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and you are not “disabled” within the meaning of Section 409A(a)(2)(C), no payments hereunder that are “deferred compensation” subject to Section 409A , and that are due or payable on account of “separation from service” (as defined in Section 409A), shall be made to you prior to the date that is six (6) months after the date of your “separation from service”  or, if earlier, your date of death.  Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day.

        (c)        For purposes of this letter agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A, and each of the payments that may be made hereunder are designated as separate payments. Any payment or benefit due upon a termination of your employment under paragraph 4.e that represents a “deferral of compensation” within the meaning of Section 409A shall commence to be paid or provided to you 61 days following a “separation from service”, provided that you execute a Release within 60 days following your “separation from service.”

        (d)         Any payment or benefit under this letter agreement or otherwise that is eligible for exemption from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to you only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which your “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which your “separation from service” occurs.  To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

6.           Miscellaneous.

a.           All notices shall be sent to the parties by hand delivery or by certified or registered mail at the addresses set forth above or to any changed address which may be given in writing hereafter.  All notices to ADP shall include two copies to ADP at One ADP Boulevard, Roseland, New Jersey 07068 (one copy to the attention of its General Counsel and the other copy to the attention of the Chairman of the Board).  Unless hand delivered, notices shall be deemed given three business days following the date deposited in the

U.S. mails or one business day following the date of delivery to a nationally recognized overnight courier service.

b.           In the event that this letter agreement or any provision hereof is declared invalid, unenforceable or illegal by any court, agency, commission or arbitrator(s) having jurisdiction hereof or thereof, neither party shall have any cause of action or claim against the other by reason of such declaration of invalidity, unenforceability or illegality; and any such declaration concerning any provision hereof shall not affect, impair or invalidate the remainder of this letter agreement, but shall be confined in its operation to that provision hereof only and the remainder of this letter agreement shall remain in full force and effect. The parties hereto agree to substitute the invalid, unenforceable or illegal provision by a valid, enforceable or legal one which corresponds to the spirit and purpose of the invalid, unenforceable or illegal provisions to the greatest extent possible.

 c.           This letter agreement may not be changed, modified or amended in any manner except by an instrument in writing signed by all parties hereto.

d.           This letter agreement is personal to each of the parties hereto and no party hereto may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party.

e.           The headings contained in this letter agreement are for reference purposes only and shall not affect the meaning or interpretation of this letter agreement.

f.           No failure or delay on the part of any party hereto in the exercise of any right hereunder in enforcing or requiring the compliance or performance by the other party of any of the terms and conditions of this letter agreement shall operate as a waiver of any such right, or constitute a waiver of a breach of any such terms and conditions, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right, nor shall any of the aforementioned failures or delays affect or impair such rights generally in any way.  The waiver by any party of a breach of any term or condition of this letter agreement by the other party shall neither operate as nor be construed as a waiver of any subsequent breach thereof.

g.           This letter agreement and its validity, construction and performance shall be governed in all respects by the laws of the State of New Jersey, without giving effect to its conflicts of laws principles.  Any lawsuits arising out of or in connection with this letter agreement shall be brought in the Superior Court of New Jersey, Essex County, or the Federal District Court of the District of New Jersey.  You and ADP hereby consent to the jurisdiction and venue of such courts.  You and ADP waive any right to a trial by jury of any such lawsuit.

If the foregoing correctly sets forth our understandings, please sign this letter agreement where indicated, whereupon it will become a binding agreement between us.

Automatic Data Processing, Inc.

By:	/s/ Leslie A. Brun
Leslie A. Brun
Chairman of the Board

Accepted and Agreed:
/s/ Carlos A. Rodriguez
Carlos A. Rodriguez

EXHIBIT A

Restrictive Covenant

I acknowledge that in my position(s) with Automatic Data Processing, Inc., its subsidiaries and affiliates (collectively “ADP”), I have access to confidential information and trade secrets of ADP and I enjoy substantial compensation and benefits from ADP.  In consideration of such benefits and because it is in ADP’s best interests that all employees in executive positions execute restrictive covenants, I agree as follows:

1.
During the period that I am an ADP employee and ending twenty-four months after the date I cease to be an ADP employee for any reason whatsoever (the “Non-Competition Period”), I will not,  directly or indirectly, become or be interested in, employed by, or associated with in any capacity, any person, corporation, partnership or other entity whatsoever (a “Person”) engaged in any aspect of ADP’s businesses, or businesses ADP has formal plans to enter on the date I cease to be an ADP employee (the “Termination Date”), in a capacity which is (i) either the same or similar to any capacity in which I was involved during the last two years of my employment by ADP or (ii) otherwise a senior or executive position.  After the Termination Date, however, nothing shall prevent me from owning, as an inactive investor, securities of any competitor of ADP which is listed on a national securities exchange.  Furthermore, after the Termination Date, I may become employed in a separate, autonomous division of a corporation or other entity, provided such division is not a competitor of ADP.

2.
During and after my employment by ADP, I will not use, or disclose to any Person any confidential information, trade secrets or proprietary information of ADP, its vendors, licensors, marketing partners or clients, learned by me during my employment and/or any of the names and addresses of clients of ADP.  I acknowledge that I am prohibited from taking any confidential, proprietary or other materials or property of ADP with me upon termination of my employment.  Upon termination of my employment, I shall return all ADP materials (including, without limitation, all memoranda and notes containing the names, addresses and/or needs of ADP clients and bona fide prospective clients) in my possession or over which I exercise control, regardless of whether such materials were prepared by ADP, me or a third party.

3.
During the Non-Competition Period, I shall not, on my behalf or on behalf of any other Person, directly or indirectly, solicit, contact, call upon, communicate with or attempt to communicate with any Person which was a client or a bona fide prospective client of ADP before the Termination Date to sell, market, license, lease or provide any software, product or service competitive or potentially competitive with any software, product or services sold, marketed, licensed, leased, provided or under development by ADP during the two-year period prior to the Termination Date.

4.
During the Non-Competition Period, I will not, directly or indirectly (i) hire, contract with, solicit, or encourage to leave ADP’s employ any ADP employee, or (ii) hire or contract with any former ADP employee within one year after the date such person ceases to be an ADP employee.

5.
During my employment by ADP, I shall not accept any position (unless such position is to commence after my employment ceases), compensation, reimbursement or funds, or their equivalent, from any Person engaged in any business in which ADP is engaged.

6.
A violation of the foregoing covenants not to compete, not to disclose, not to solicit and not to hire will cause irreparable injury to ADP.  ADP shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction enjoining and restraining me from performing, and continuing in the performance of, any such violation.

7.
I understand and acknowledge that ADP shall have the sole and exclusive rights to anything relating to its actual or prospective business which I conceive or work on, either in whole or in part, while employed by ADP and that all such work product may be property of ADP as “works for hire” under federal copyright law and may also constitute ADP confidential and proprietary information.  Accordingly, I:

(a)	will promptly and fully disclose all such items to ADP and will not disclose such items to any other Person without ADP’s prior consent;

(b)	will maintain on ADP’s behalf and surrender to ADP upon termination of my employment appropriate written records regarding all such items;

(c)
will, but without personal expense, fully cooperate with ADP, execute all papers and perform all acts requested by ADP to establish, confirm or protect its exclusive rights in such items or to enable it to transfer legal title to such items, together with any patents that may be issued;

(d)
will, but without personal expense, provide such information and true testimony as ADP may request regarding such items including, without limitation, items which I neither conceived nor worked on but regarding which I have knowledge because of my employment with ADP; and

(e)	hereby assign to ADP, it successors and assigns, exclusive right, title and interest in and to all such items, including any patents which have been or may be issued.

8.
My obligations under this Agreement shall be binding upon me regardless of which office(s) of ADP I am employed at or position(s) I hold and shall inure to the benefit of any successors or assigns of ADP.  This Agreement supplements and does not supersede any prior agreement(s) on the subject matter addressed herein.

9.
If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey. Any waiver of any provision of this Agreement shall be valid only if set forth in an instrument in writing signed by ADP.  Any waiver of any provision shall not be construed as a subsequent waiver of the same provision, or a waiver of any other provision, of this Agreement.  I acknowledge that the terms of this Agreement are reasonable and that I have had a reasonable opportunity to consult with an attorney before agreeing to the terms of this Agreement.

/s/ Carlos A. Rodriguez
Carlos A. Rodriguez

December 14, 2011